                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section14a-11(c) or Section14a-12

                                   ALLIED DIGITAL TECHNOLOGIES CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                       ALLIED DIGITAL TECHNOLOGIES CORP.
                                 140 FELL COURT
                           HAUPPAUGE, NEW YORK 11788

Dear Shareholder,

    You are cordially invited to attend the Annual Meeting of Shareholders of Allied Digital Technologies Corp. The meeting will be held at 2:00 p.m. on Thursday, February 13, 1997 at the New York Friars Club, 57 East 55th Street, New York, New York. Registration will begin at 1:30 p.m.

    The accompanying Notice of Annual Meeting, Proxy Statement and Proxy Card provide information on matters that will be considered and acted upon at the meeting. The Company's Annual Report for the fiscal year ended July 31, 1996 has previously been mailed to you.

    Your continuing interest in the Company is appreciated and I hope you will attend the annual meeting in person. I believe this meeting provides an excellent opportunity for shareholders to become better acquainted with the Company and its directors and officers.

    It is important that your shares be represented at the meeting even if you are not able to attend in person. Whether or not you plan to attend the meeting, please complete and mail the enclosed Proxy Card promptly. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICES. YOU MAY MERELY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

Sincerely,

George N. Fishman
CO-CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

                       ALLIED DIGITAL TECHNOLOGIES CORP.
                                 140 FELL COURT
                           HAUPPAUGE, NEW YORK 11788

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 13, 1997

    The Annual Meeting of Shareholders (the "1997 Annual Meeting") of Allied Digital Technologies Corp. (the "Company") will be held at the New York Friars Club, 57 East 55th Street, New York, New York, on Thursday, February 13, 1997 at 2:00 p.m., local time, for the following purposes:

    1. To elect three Class II directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2000 upon the election and qualification of their successors or upon their earlier resignation or removal;

    2. To ratify the selection of Grant Thornton, LLP as the Company's independent accountants for the fiscal year ending July 31, 1997; and

    3. To transact any other business that may properly come before the 1997 Annual Meeting or any adjournments of the meeting.

    The Company has fixed the close of business on January 3, 1997 as the record date for determining shareholders entitled to notice of, and to vote at, the 1997 Annual Meeting.

    A list of shareholders who will be entitled to vote at the 1997 Annual Meeting will be available for inspection by shareholders at the meeting and for ten days prior to the meeting during regular business hours at the offices of the Company, 140 Fell Court, Hauppauge, New York 11788.

    You are cordially invited to attend the 1997 Annual Meeting. Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to sign, date and return the enclosed Proxy Card promptly in the accompanying envelope. This will assist us in preparing for the 1997 Annual Meeting and obtaining the greatest possible representation of shareholders.

By Order of the Board of Directors,
CHARLES P. KAVANAGH
SECRETARY
January 17, 1997

                       ALLIED DIGITAL TECHNOLOGIES CORP.
                                 140 FELL COURT
                           HAUPPAUGE, NEW YORK 11788
                              1997 PROXY STATEMENT

    This Proxy Statement is furnished to shareholders of Allied Digital Technologies Corp., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company (the "1997 Annual Meeting") to be held at 2:00 p.m. on Thursday, February 13, 1997 at the New York Friars Club, 57 East 55th Street, New York, New York, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, the attached Notice of Annual Meeting and Proxy Card are first being mailed to shareholders on or about January 17, 1997.

    Only shareholders of record at the close of business on January 3, 1997 (the "Record Date") are entitled to notice of, and to vote at, the 1997 Annual Meeting or any adjournment thereof. On the Record Date, there were issued and outstanding 13,619,644 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the 1997 Annual Meeting for each share registered in such holder's name.

    Presence in person or by proxy of holders of 6,809,823 shares of Common Stock will constitute a quorum at the 1997 Annual Meeting. Assuming a quorum is present (i) the affirmative vote by the holders of a plurality of the shares represented at the 1997 Annual Meeting and entitled to vote will be required to act on the election of directors, and (ii) the affirmative vote by the holders of a majority of the shares represented at the 1997 Annual Meeting and entitled to vote will be required to act on all other matters to come before the 1997 Annual Meeting, including ratification of the selection of Grant Thornton, LLP as independent accountants for the current fiscal year.

    If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Abstentions may be specified on all proposals submitted to a shareholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though a shareholder may interpret such action differently. A proxy submitted by a shareholder also may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares.

    A proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR the election of the persons nominated herein as Class II Directors, FOR the ratification of the selection of Grant Thornton, LLP as the Company's independent accountants for the current fiscal year, and in the discretion of the proxies named on the proxy card with respect to the transaction of such other business as properly may come before the 1997 Annual Meeting.

    Each proxy granted may be revoked by the person granting it at any time (i) by giving written notice to such effect to the Secretary of the Company, (ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the 1997 Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the 1997 Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the 1997 Annual Meeting of a person appointing a proxy does not revoke the appointment.

    Brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from their beneficial owners. Brokers holding shares in street name, who do not receive instructions, are entitled to vote on the election of directors and ratification of the selection of the independent auditors, since such matters are considered to be routine.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

NOMINEES FOR ELECTION

    The Certificate of Incorporation and Bylaws of the Company provide for a Board of Directors of not more than 12 directors with the number of directors to be determined from time to time by the Board of Directors. Pursuant to an Amendment dated as of January 15, 1997 to the Allied Digital Technologies Corp. Shareholders Agreement discussed below under "Security Ownership of Certain Beneficial Owners and Management--Allied Digital Shareholders Agreement", the Board of Directors as of January 16, 1997 fixed the number of directors at eight. The Board of Directors is divided into three classes with each class of directors elected to a three-year term of office on a rotating basis. Two classes of directors (Classes I and II) consist of three directors each, and one class of directors (Class III) consists of two directors. At each annual meeting of shareholders, a class of directors is elected to succeed the class of directors whose term of office expires at that meeting.

    The term of office of three Class II Directors expires at the 1997 Annual Meeting. The individuals who are elected as Class II Directors at the 1997 Annual Meeting will hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2000, upon the election and qualification of their respective successors or upon their earlier resignation or removal. The Board of Directors has nominated Eugene A. Gargaro, Jr., Seymour Leslie and John A. Morgan for election as Class II Directors of the Company at the 1997 Annual Meeting. All the nominees have consented to their nominations and have agreed to serve as directors of the Company if elected. The persons named in the accompanying Proxy Card, unless otherwise instructed, intend to vote the shares of Common Stock covered by valid proxies FOR the election of the three nominees named above. In the event that any of such persons does not continue to be available for election, the persons named in the accompanying form will have discretionary power to vote for a substitute and will have discretionary power to vote or withhold their vote for any additional nominees named by shareholders. There are no circumstances presently known to the Board of Directors which would render any of the persons named below unavailable to continue to serve as a director, if elected. The Board of Directors is not aware of any other individual who will be nominated for election as a Class II Director at the meeting.

INFORMATION ABOUT NOMINEES AND INCUMBENT DIRECTORS

    The following information is provided for each nominee for election as a Class II Director at the 1997 Annual Meeting and for each of the Class I and Class III Directors whose term of office will continue after the 1997 Annual Meeting.

NOMINEES FOR DIRECTORS--TERMS EXPIRING AT THE ANNUAL MEETING TO BE HELD IN 2000
                              (CLASS II DIRECTORS)

                                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE          DIRECTOR
NOMINEE NAME                              AGE         DURING PAST 5 YEARS AND OTHER DIRECTORSHIPS           SINCE
------------------------------------      ---      -------------------------------------------------  ------------------

Seymour Leslie......................          74   Mr. Leslie has been Chairman of Leslie Group,      January 1995
                                                   Inc., a diversified investment company, since
                                                   1977 and Co-Chairman of Leslie/Linton
                                                   Entertainment, Inc., a diversified investment
                                                   company, since 1989. Mr. Leslie is a director of
                                                   Shorewood Packaging Corporation, a packaging
                                                   company, and Gametek, Inc., a producer and
                                                   marketer of video/interactive games. He was a
                                                   director of HMG Digital Technologies Corp., a
                                                   wholly-owned subsidiary of the Company ("HMG"),
                                                   from 1993 until January 1995. Mr. Leslie has been
                                                   active in the music industry since 1953, when he
                                                   founded Pickwick International Inc. ("Pickwick").
                                                   Mr. Leslie was Chairman of the Board of Pickwick
                                                   until 1977. During Mr. Leslie's tenure, Pickwick
                                                   became a dominant force in the industry which
                                                   included the development of the Musicland chain
                                                   into the largest record retailer in the world.
                                                   Mr. Leslie was named President of CBS Video
                                                   Enterprises ("CBSVE") in 1980. In 1982, Mr.
                                                   Leslie left CBSVE to form the MGM/UA Home
                                                   Entertainment Group, Inc. where he served as
                                                   Chairman until 1987.

John A. Morgan......................          66   Mr. Morgan has been a Managing Director of Morgan  November 1995
                                                   Lewis Githens and Ahn, Inc., an investment
                                                   banking firm, since 1982. Mr. Morgan is a
                                                   director of Masco Corporation, a manufacturer of
                                                   products for the home ("Masco"), MascoTech, Inc.,
                                                   an industrial components manufacturing firm
                                                   ("MascoTech"), and TriMas Corporation, an
                                                   industrial components manufacturing firm
                                                   ("TriMas").

Eugene A. Gargaro, Jr...............          54   Mr. Gargaro has been Vice President and Secretary  January 1995 of Masco since 1993. For more than five years
                                                   prior to 1993, Mr. Gargaro was a partner with the
                                                   law firm of Dykema Gossett PLLC in Detroit,
                                                   Michigan. Mr. Gargaro is a director and Secretary
                                                   of MascoTech and of TriMas.

  INCUMBENT DIRECTORS--TERMS EXPIRING AT THE ANNUAL MEETING TO BE HELD IN 1999
                              (CLASS I DIRECTORS)

                                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE          DIRECTOR
NOMINEE NAME                              AGE         DURING PAST 5 YEARS AND OTHER DIRECTORSHIPS           SINCE
------------------------------------      ---      -------------------------------------------------  ------------------

George N. Fishman...................          72   Mr. Fishman has been Co-Chairman of the Board of   January 1995
                                                   the Company since January 1995 and Chief
                                                   Executive Officer since March 1996. Mr. Fishman
                                                   also has been the Chairman of the Board, Chief
                                                   Executive Officer and a director of HMG since
                                                   1993, the Chairman of the Board and a director of
                                                   Hauppauge Records Manufacturing, Ltd., a
                                                   wholly-owned subsidiary of HMG ("Hauppauge
                                                   Records"), since 1981 and the Chief Executive
                                                   Officer of Hauppauge Records since 1991. Mr.
                                                   Fishman has been active in the music industry
                                                   since 1946. He was the former owner of a
                                                   predecessor corporation to Hauppauge Records
                                                   prior to the acquisition of that company in 1973
                                                   by Pickwick. In 1981, Mr. Fishman led the
                                                   management buyout of the record manufacturing
                                                   business of American Can Company, the successor
                                                   to Pickwick, whereupon Hauppauge Records was
                                                   formed as a New York corporation. Mr. Fishman is
                                                   a former physicist and holds a master of science
                                                   degree.

Donald L. Olesen....................          54   Mr. Olesen has been President--National Sales and  January 1995
                                                   Marketing Division of the Company since January
                                                   1995. Mr. Olesen also has been the President of
                                                   HMG since 1993 and President of Hauppauge Records
                                                   since July 1991. He also was a director of HMG
                                                   and Hauppauge Records until January 1995. Mr.
                                                   Olesen has been Hauppauge Records' primary sales
                                                   executive since 1981. Mr. Olesen has 27 years of
                                                   pre-recorded music experience beginning in 1965
                                                   with RCA Records as a management trainee. In
                                                   1968, Mr. Olesen joined CBS Records where he
                                                   spent 13 years in a variety of positions. From
                                                   1971 to 1981, Mr. Olesen served as the East Coast
                                                   Regional Sales Manager of CBS Records.

                                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE          DIRECTOR
NOMINEE NAME                              AGE         DURING PAST 5 YEARS AND OTHER DIRECTORSHIPS           SINCE
------------------------------------      ---      -------------------------------------------------  ------------------

William H. Smith....................          71   Mr. Smith has been Co-Chairman of the Board of     January 1994
                                                   the Company since January 1995, President of the
                                                   Company since November 1995 and a director of HMG
                                                   and Hauppauge Records since January 1995. Mr.
                                                   Smith also was Co-Chief Executive Officer of the
                                                   Company from November 1995 until March 1996. In
                                                   1960, Mr. Smith founded Allied Film Laboratory,
                                                   Inc., a wholly-owned subsidiary of the Company
                                                   from January 11, 1995 until it was merged with
                                                   and into Hauppauge Records as of November 1, 1996
                                                   ("AFL"). Mr. Smith was President and a director
                                                   of AFL from 1960 until 1993, and was its Chairman
                                                   of the Board from 1990 until November 1996. Prior
                                                   to organizing AFL, Mr. Smith worked for nine
                                                   years at Lakeside Laboratory, a film processing
                                                   company in Gary, Indiana. Mr. Smith is active in
                                                   many business and industry organizations.
                                                   Currently, Mr. Smith serves on the boards of the
                                                   American Video Duplicators Association and the
                                                   International Tape and Disc Association. Mr.
                                                   Smith holds a business degree from the University
                                                   of Colorado.

    INCUMBENT DIRECTORS--TERMS EXPIRING AT ANNUAL MEETING TO BE HELD IN 1998
                             (CLASS III DIRECTORS)

                                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE          DIRECTOR
NOMINEE NAME                              AGE         DURING PAST 5 YEARS AND OTHER DIRECTORSHIPS           SINCE
------------------------------------      ---      -------------------------------------------------  ------------------

Werner H. Jean......................          72   Mr. Jean has been a consultant to clients with     January 1995
                                                   respect to operational matters since 1983. Mr.
                                                   Jean was a director of AFL from 1983 until
                                                   January 1995. Prior to 1980, Mr. Jean held
                                                   positions at American Motors as Corporate
                                                   Director of Manufacturing, General Plant Manager,
                                                   Passenger Cars-- Jeep, Divisional Controller,
                                                   Corporate Director of Budgets and Facilities
                                                   Planning Manager. Mr. Jean is a graduate from New
                                                   York University and holds a degree in electrical
                                                   engineering.

                                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE          DIRECTOR
NOMINEE NAME                              AGE         DURING PAST 5 YEARS AND OTHER DIRECTORSHIPS           SINCE
------------------------------------      ---      -------------------------------------------------  ------------------
H. Sean Mathis......................          49   Mr. Mathis is Chairman and Chief Executive         January 1995
                                                   Officer of Universal Gym Equipment Inc., a
                                                   manufacturing company. He is also Chairman and
                                                   Chief Executive Officer of Allis Chalmers, Inc.,
                                                   an industrial manufacturer whose main asset is a
                                                   net operating loss tax carryforward. From 1993 to
                                                   1995 Mr. Mathis was president and a director of
                                                   RCL Capital Corporation, which was merged into
                                                   DISC Graphics in November 1995. From 1988 to
                                                   October 1993, Mr. Mathis was a Director and Chief
                                                   Operating Officer of Ameriscribe Corporation
                                                   ("Ameriscribe"), a national provider of
                                                   reprographic and related facilities management
                                                   services whose stock was traded on the New York
                                                   Stock Exchange. From August 1992 to May 1994, Mr.
                                                   Mathis acted as the Federal Court Appointed
                                                   Trustee for International Wire News Service
                                                   Liquidation Corp., formerly United Press
                                                   International ("UPI"). From November 1991 through
                                                   July 1992, Mr. Mathis was Vice Chairman and a
                                                   Director of UPI (then a news syndication
                                                   service). In August 1991, as part of a
                                                   restructuring program, UPI filed for protection
                                                   under the Federal Bankruptcy laws.

ADDITIONAL INFORMATION WITH RESPECT TO THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors of the Company has an Executive Committee, an Audit Committee and a Compensation Committee, the members of all of which serve at the discretion of the Board. See "Security Ownership of Certain Beneficial Owners and Management--Allied Digital Shareholders Agreement."

    The members of the Executive Committee currently are Mr. Smith, Mr. Fishman, Mr. Leslie and Mr. Jean. The Executive Committee is authorized to exercise the powers and authority of the Board of Directors in the management and affairs of the Company to the extent permitted by Delaware law, except as limited by the Bylaws of the Company. The Executive Committee met twice during the fiscal year ended July 31, 1996 ("Fiscal 1996").

    The members of the Audit Committee currently are Mr. Mathis, Mr. Leslie and Mr. Gargaro. The Audit Committee is authorized to confer with the auditors and financial officers of the Company and its subsidiaries, review reports submitted by the auditors, establish or review, and monitor compliance with, codes of conduct of the Company and its subsidiaries, inquire about procedures for compliance with laws and regulations relating to the management of the Company and its subsidiaries, and report and make recommendations to the Board of Directors. The Audit Committee met three times during Fiscal 1996.

    The members of the Compensation Committee currently are Mr. Jean, Mr. Leslie, and Mr. Morgan. The Compensation Committee is responsible for recommending to the Board of Directors policies and levels of compensation with respect to compensation and benefits of the Co-Chairmen of the Board, the

President, the Chief Executive Officer, and each other executive officer of the Company and all significant employees of the Company and its subsidiaries. The Compensation Committee also administers the Company's Amended and Restated 1994 Long Term Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee did not meet during Fiscal 1996.

    The Company does not have a standing nominating committee or committee performing similar functions.

    During Fiscal 1996, there were five meetings of the Board of Directors. During this period, each director attended at least 75% of the total number of all meetings of the Board of Directors, and of the committees thereof on which he served, that were held during the period that he was a director.

    There is no family relationship between any directors or executive officers of the Company. Certain shareholders of the Company, including William H. Smith, Donald L. Olesen and George N. Fishman, are parties to a shareholders agreement which, among other things, contains agreements with respect to the disposition and voting of shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management--Allied Digital Shareholders Agreement".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee for Fiscal 1996 were Mr. Jean, Mr. Leslie and Mr. Morgan, each of whom is an outside director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under the Securities Exchange Act of 1934 (the "Exchange Act") during Fiscal 1996 and Forms 5 and amendments thereto furnished to the Company with respect to Fiscal 1996 and a review of written representations received by the Company, no person who at any time during Fiscal 1996 was a director, executive officer or beneficial owner of 10% or more of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year except that Mr. Mathis, a director of the Company, filed Forms 5 reporting an aggregate of five transactions effected during the months of June and July, 1996 involving the disposition of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 31, 1996, information with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all directors and current executive officers of the Company as a group (10 persons):

                                                                                                  PERCENTAGE OF
                                                                                                   BENEFICIAL
NAME AND ADDRESS(1)                                                         NUMBER OF SHARES        OWNERSHIP
--------------------------------------------------------------------------  -----------------  -------------------
William H. Smith(2).......................................................       7,307,762                49.8%
  7375 Woodward Avenue
  Detroit, Michigan 48202
Patricia M. Smith(3)......................................................       1,491,533                10.8%
  7375 Woodward Avenue
  Detroit, Michigan 48202
399 Venture Partners Inc.(4)..............................................       1,100,110                 8.1%
  399 Park Avenue
  6th Floor, Zone 11
  New York, New York 10043
Donald L. Olesen(5).......................................................         901,500                 6.6%
  140 Fell Court
  Hauppauge, New York 11788
George N. Fishman(6)......................................................         894,022                 6.6%
  140 Fell Court
  Hauppauge, New York 11788
James A. Merkle(7)........................................................         577,223                 4.2%
  921 Woods Road
  Ypsilanti, Michigan 48197
Seymour Leslie(8).........................................................         352,327                 2.6%
  1370 Avenue of the Americas
  New York, New York 10019
Charles P. Kavanagh(9)....................................................         155,275                 1.1%
  140 Fell Court
  Hauppauge, New York 11788
H. Sean Mathis(10)........................................................          86,800                   *
  2613 North Ocean Boulevard
  Gulfstream, Florida 33483
Eugene A. Gargaro, Jr.(11)................................................          30,000                   *
  21001 Van Born Road
  Taylor, Michigan 48180
Jerry E. Stone............................................................           9,000                   *
  15 Anthracite
  Mt. Crested Butte, Colorado 81225
Werner H. Jean(12)........................................................           4,000                   *
  16288 Barryknoll Way
  Granger, Indiana 46530
John A. Morgan............................................................             -0-                  --
  767 Fifth Avenue
  New York, New York 10153

                                                                                                  PERCENTAGE OF
                                                                                                   BENEFICIAL
NAME AND ADDRESS(1)                                                         NUMBER OF SHARES        OWNERSHIP
--------------------------------------------------------------------------  -----------------  -------------------
John K. Mangini...........................................................             -0-                  --
  140 Fell Court
  Hauppauge, New York 11788
All directors and executive officers as a group(13).......................       9,735,686                65.9%

------------------------

*   Less than 1%

(1) Unless otherwise noted, the Company believes that all persons named in the table have (i) sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership of such shares. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and the Company and upon questionnaires submitted by such persons to the Company in connection with the preparation of this Proxy Statement.

(2) Consists of (i) 3,302,507 shares of Common Stock owned by the William H. Smith Trust, of which Mr. Smith is the trustee, (ii) 550,235 shares of Common Stock issuable upon exercise of the Class C Warrants owned by the William H. Smith Trust, (iii) 5,000 shares of Common Stock owned jointly with his wife, Patricia M. Smith, (iv) 1,273,945 shares of Common Stock owned by the Patricia M. Smith Trust and 212,588 shares of Common Stock issuable upon exercise of the Class C Warrants owned by the Patricia M. Smith Trust (see note (3) below), and (v) 1,682,975 shares owned by Mr. Smith's children and 280,512 shares of Common Stock issuable upon exercise of Class C Warrants owned by Mr. Smith's children. All the shares of Common Stock owned by Mrs. Smith and Mr. Smith's children will be voted as directed by Mr. Smith or his successor as provided in a ten year shareholder voting agreement, dated as of January 11, 1995, among the Company and each of the above persons and trusts (the "Smith Family Shareholders Agreement"). The 3,302,507 shares of Common Stock owned by the William H. Smith Trust, the 5,000 shares jointly owned by Mr. and Mrs. Smith and the 550,235 shares of Common Stock issuable upon exercise of the Class C Warrants owned by the William H. Smith Trust are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management--Allied Digital Shareholders Agreement."

(3) Consists of (i) 1,273,945 shares of Common Stock owned by the Patricia M. Smith Trust, of which Mrs. Smith is the trustee, (ii) 5,000 shares of Common Stock owned jointly with Mr. Smith, and (iii) 212,588 shares of Common Stock issuable upon exercise of the Class C Warrants owned by the Patricia M. Smith Trust. All such shares are subject to the Smith Family Shareholders Agreement and the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management--Allied Digital Shareholders Agreement." Mrs. Smith is the spouse of William H. Smith.

(4) All of the shares owned by 399 Venture Partners Inc. ("Venture Partners") are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management--Allied Digital Shareholders Agreement."

(5) Consists of (i) 894,000 shares of Common Stock owned by Mr. Olesen and (ii) 7,500 shares of Common Stock issuable upon presently exercisable options granted under the Incentive Plan. See "Executive Compensation--Stock Options." All the shares owned by Mr. Olesen are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management--Allied Digital Shareholders Agreement."

(6) All of the shares of Common Stock owned by Mr. Fishman are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management-- Allied Digital Shareholders Agreement."

(7) Consists of (i) 479,677 shares of Common Stock owned by the James A. Merkle Revocable Living Trust, of which Mr. Merkle is a trustee, (ii) 5,000 shares of Common Stock held by a trust for the benefit of Mr. Merkle's spouse,
    (iii) 80,046 shares of Common Stock issuable upon exercise of the Class C Warrants owned by Mr. Merkle and (iv) 12,500 shares of Common Stock issuable upon presently exercisable options granted under the Incentive Plan. See "Executive Compensation--Stock Options." Mr. Merkle was a director and the President and Chief Executive Officer of the Company until November 5, 1995.

(8) Consists of (i) 327,327 shares of Common Stock owned by Leslie/Linton Entertainment Inc., a company of which Seymour Leslie is Co-Chairman and a minority shareholder and (ii) 25,000 shares of Common Stock issuable upon exercise of Substituted Options granted under the Incentive Plan. See "Executive Compensation--Stock Options." The shares of Common Stock owned by Leslie/ Linton Entertainment Inc. are subject to the Allied Digital Shareholders Agreement. See "Security Ownership of Certain Beneficial Owners and Management--Allied Digital Shareholders Agreement." Does not include shares of Common Stock owned by Mr. Leslie's children as to which he disclaims beneficial ownership.

(9) Consists of (i) 150,275 shares of Common Stock owned by Mr. Kavanagh and
    (ii) 5,000 shares of Common Stock issuable upon exercise of presently exercisable options granted under the Incentive Plan. See "Executive Compensation--Stock Options."

(10) Consists of (i) 36,800 shares of Common Stock owned by Mr. Mathis and (ii) 50,000 shares of Common Stock issuable upon exercise of presently exercisable options granted under the Incentive Plan. See "Executive Compensation--Stock Options."

(11) Consists of (i) 15,000 shares owned by Mr. Gargaro and (ii) 15,000 shares of Common Stock owned by the Eugene A. Gargaro, Jr. Trust, of which Mr. Gargaro is the trustee.

(12) Consists of shares of Common Stock owned by the Werner H. Jean Trust, of which Mr. Jean is the trustee.

(13) Consists of the shares of Common Stock referred to in notes (2), (5), (6),
    (7), (8), (9), (10), (11) and (12) above.

    The Company does not know of any arrangements, including a pledge by any person of securities of the Company, the operation of which at a subsequent date may result in a change in control of the Company.

ALLIED DIGITAL SHAREHOLDERS AGREEMENT

    In connection with the consummation of the Reorganization, the Company, Mr. Smith, Mrs. Smith, certain trusts of which Mr. Smith or Mrs. Smith act as trustees (the "AFL Shareholders"), Mr. Fishman, Mr. Olesen, The Donald L. Olesen Annuity Trust, Leslie/Linton Entertainment, Inc., and Venture Partners (the "HMG Shareholders" and, together with the AFL Shareholders, the "Shareholder Parties"), entered into the Allied Digital Shareholders Agreement (the "Shareholders Agreement"). Pursuant to the Shareholders Agreement, among other things, (i) the number of directors of the Company was initially fixed at nine members, divided into three classes of three members each, and Mr. Smith, James
A. Merkle (who resigned effective November 6, 1995), Mr. Jean, Jerry E. Stone (who requested that the Company not nominate him for re-election), and Mr. Gargaro (the "AFL Nominees"), and Mr. Fishman, Mr. Leslie, Mr. Mathis and Mr. Olesen (the "HMG Nominees"), were elected to the initial Board of Directors of the Company, (ii) Mr. Smith, Mr. Olesen and Mr. Fishman were re-elected as directors of the Company for an additional three-year term at the Annual Meeting held in 1996, (iii) the Shareholder Parties agreed to vote all shares of Common Stock owned by them against, and to use their best efforts to cause the then directors of the Company, subject to such directors' fiduciary duties, to vote against, any proposed change in the size or rights or powers of the Board of Directors of the Company and (iv) the Shareholder Parties agreed until at least the day preceding the date of the annual meeting of shareholders of the Company held in 1998 (the "1998 Annual Meeting") to use their best efforts to secure the election of Mr. Fishman, Mr. Smith and a person designated by the AFL Shareholders to the Executive Committee of the Board of Directors of the Company and the boards of directors of the Company's subsidiaries. The Shareholders Agreement was amended in November 1995 (the "1995 Amendment") to provide that Mr. Olesen would be appointed to fill the vacancy in the Class I Directors resulting from Mr. Merkle's resignation and that Mr. Olesen would be nominated for election at the Annual Meeting held in 1996 and to appoint John A. Morgan to fill the vacancy in Class II Directors resulting from Mr. Olesen's appointment as a Class I Director. Mr. Stone is currently serving on the boards of directors of the Company's subsidiaries and served as a member of the Executive Committee until January 1997.

    The Shareholders Agreement was further amended as of January 15, 1997, (the "1997 Amendment"), among other things, (i) to reduce the number of directors from nine to eight, (ii) to reduce the number of Class III directors from three to two, and (iii) to provide that until the day preceding the annual meeting of shareholders of the Company to be held in 2003, the Shareholder Parties will use their best efforts to secure the election of Mr. Fishman, Mr. Smith, Mr. Jean and Mr. Leslie (or, in the case of Mr. Jean, another person designated by the AFL Shareholders who is reasonably acceptable to the HMG Shareholders, and in the case of Mr. Leslie, another person designated by the HMG Shareholders who is reasonably acceptable to the AFL Shareholders) to the Executive Committee of the Board of Directors of the Company and the boards of directors of the Company's subsidiaries. All references below to the Shareholders Agreement shall refer to the Shareholders Agreement as amended by the 1995 Amendment and the 1997 Amendment.

    In connection with the 1997 Amendment, the Board of Directors of the Company voted to amend the Bylaws of the Company to require that any vacancy on the Board of Directors of the Company be filled at a special meeting called by the Secretary of the Company to be held within ten days following the event that created the vacancy.

    Under the Shareholders Agreement, during the period commencing on the date of the Shareholders Agreement (January 11, 1995) and ending on the day preceding the date of the annual meeting of shareholders of the Company to be held in 2003 (the "2003 Annual Meeting"), if a seat on the Board of Directors of the Company or on the Executive Committee of the Board of Directors held by any AFL Nominee or HMG Nominee becomes vacant during such director's term for any reason (including, without limitation, such director's death, resignation or removal), then (i) with respect to a vacant seat previously held by an AFL Nominee, the AFL Shareholders shall have the right to designate a nominee, who shall be reasonably acceptable to the HMG Shareholders, to fill such vacancy until the next annual meeting of shareholders of the Company at which such director's term would expire and the HMG Shareholders shall use their best efforts to cause the HMG Nominees on the Board of Directors of the Company, subject to such nominees' fiduciary duties, to vote in favor of the election and continuation in office of such nominee designated by the AFL Shareholders, and (ii) with respect to a vacant seat previously held by an HMG Nominee, the HMG Shareholders shall have the right to designate a nominee, who shall be reasonably acceptable to the AFL Shareholders, to fill such vacancy until the next annual meeting of shareholders of the Company at which such director's term would expire and the AFL Shareholders shall use their best efforts to cause the AFL Nominees on the Board of Directors of the Company, subject to such nominees' fiduciary duties, to vote in favor of the election and continuation in office of such nominee designated by the HMG Shareholders; provided, however, that the obligations set forth in classes (i) and (ii) above will terminate with respect to (x) a Class III director at any time on or following the annual meeting of shareholders of the Company to be held in 2001, (y) a Class I director at any time on or following the annual meeting of shareholders of the Company to be held in 2002, or (z) a Class II director at any time on or following the 2003 Annual Meeting.

    The Shareholders Agreement also provides that (i) except for transfers among themselves, to family members, to trusts for the benefit of themselves or their families or to affiliates, prior to July 11, 1997, none of the AFL Shareholders may transfer any of their shares of Common Stock, other than in compliance with the volume limitations contained in Rule 144 under the Securities Act of 1933, (ii) except for transfers among themselves, to family members, to trusts for the benefit of themselves or their families or to affiliates, prior to January 11, 1998, none of the AFL Shareholders may transfer any of their Allied Digital Class C Warrants, and (iii) until the day preceding the date of the annual meeting of shareholders of the Company to be held in 2003, none of the AFL Shareholders may transfer any of their shares of Common Stock among themselves, to family members, to trusts for the benefit of themselves or their families or to affiliates of any of the foregoing unless any such transferee becomes a party to the Shareholders Agreement and agrees in writing to be bound by the terms thereof.

    In addition, under the terms of the Shareholders Agreement, until January 11, 1998, and subject to certain limited exceptions relating to transfers among themselves, to family members, to trusts for the benefit of themselves or their families and to affiliates, none of the AFL Shareholders may transfer, in any single transaction or series of related transactions to a single transferee or to a "group," any shares of Common Stock now owned or hereafter acquired by them if such transfer would cause the number of shares of Common Stock transferred by all of the AFL Shareholders, individually or in the aggregate, to such transferee or group to equal or exceed 30% of the Common Stock outstanding as of the date of the Shareholders Agreement unless, prior to any such transfer, the proposed transferee (whether an individual or a group) of such shares of Common Stock executes and delivers to the Company a written agreement to the effect that such proposed transferee will not, for a period of 18 months from the closing of such transfer, purchase or cause the Company, directly or indirectly, to purchase Common Stock at a price which is less than the highest price paid by the proposed transferee for such Common Stock from any AFL Shareholder, or for a different form of consideration.

    In the event Mr. Smith dies or becomes incapacitated prior to January 11, 1998, each of the AFL Shareholders (a) is required during the period ending on such date to vote all shares of Common Stock beneficially owned as directed by Mr. Jean (currently a director of the Company) or his successor, and (b) is prohibited during the period ending on January 11, 1998 from transferring any such shares of Common Stock in a block (or series of sales) of more than 500,000 shares to a single person or group other than (i) a transfer among themselves, to family members, to trusts for the benefit of themselves or their families or to affiliates, (ii) in connection with or to fund the payment of federal and state estate and inheritance taxes and administration and related expenses and otherwise for the orderly administration of the estate of Mr. Smith or any trust for his benefit and/or any member of his family, (iii) as any AFL Shareholder shall reasonably determine to be necessary and ample for the support, maintenance and education of the AFL Shareholders and family members, or (iv) with the consent of Mr. Fishman (currently Co-Chairman of the Board) or his successor.

    The Shareholders Agreement also prohibits the Shareholder Parties and the Company from engaging in a "going private" transaction under Rule 13d-3 under the Exchange Act prior to January 11, 1998 unless such transaction is approved by a majority of the votes cast by shareholders who are neither parties to the Shareholders Agreement nor affiliates or associates of such parties.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table sets forth information regarding compensation for services rendered, in all capacities, awarded or paid to or earned by each person who served as the Chief Executive Officer at any time during Fiscal 1996 and each of the four other most highly compensated executive officers of the Company who received compensation from the Company aggregating at least $100,000 during Fiscal 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                  ANNUAL              COMPENSATION
                                                                           COMPENSATION(1)(2)(3)    -----------------
                         NAME AND                             FISCAL     -------------------------  SHARES UNDERLYING
                    PRINCIPAL POSITION                        YEAR(3)    SALARY($)(1) BONUS ($)(4)   OPTIONS (#)(5)
----------------------------------------------------------  -----------  -----------  ------------  -----------------
William H. Smith(6).......................................        1996    $ 190,151    $    1,229(7)        --
  Co-Chairman and President                                       1995      244,376       154,013(7)        --
                                                                  1994      169,310        --              --

George N. Fishman(6)......................................        1996      188,880        --              --
  Co-Chairman and Chief                                           1995      204,451        --              --
    Executive Officer                                             1994      203,461        --              --

James A. Merkle(6)(8).....................................        1996       63,999        --              --
  Chief Executive Officer                                         1995      237,201        --              50,000
    and President                                                 1994      126,484       218,750          --

Donald L. Olesen..........................................        1996      321,760        --              --
  President--National Sales                                       1995      323,686        --              30,000
    and Marketing Division                                        1994      298,163(9)      --             --

Charles P. Kavanagh.......................................        1996      141,970        --              --
  Secretary and Chief                                             1995      142,263        20,000          20,000
    Financial Officer of HMG                                      1994      139,563        --              --

John K. Mangini(10).......................................        1996      107,692        --              --
  Chief Operating Officer                                         1995       --            --              --
                                                                  1994       --            --              --

Jerry E. Stone(11)........................................        1996      109,615        --              --
  Chief Financial Officer                                         1995       38,942        --              20,000
                                                                  1994       --            --              --

------------------------

(1) Compensation for Mr. Smith, Mr. Stone and Mr. Merkle was paid by AFL. Compensation for Mr. Fishman, Mr. Olesen, Mr. Kavanagh and Mr. Mangini was paid by Hauppauge Records.

(2) The incremental cost of providing perquisites and other personal benefits paid to each named individual for each year aggregated less than the lesser of (a) $50,000 and (b) 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for such person. Accordingly, such perquisites and personal benefits have been omitted from the table as permitted by the rules of the Commission.

(3) During Fiscal 1995, the Company and AFL changed their fiscal year ending date from December 31 to July 31. Consequently, Fiscal 1994 for the Company and AFL (and the annual compensation reported with respect to Messrs. Smith and Merkel during such period) consists of seven months. Fiscal 1994 for Hauppauge Records was a 53 week period.

(4) Amounts shown include (i) discretionary cash bonuses and (ii) profit sharing contributions.

(5) Represents incentive stock options granted under the Incentive Plan.

(6) Mr. Merkle was President and the Chief Executive Officer of the Company until his resignation in November 1995. Mr. Smith has served as President since November 1995, Messrs. Smith and Fishman served as Co-Chief Executive Officers from November 1995 until March 1996 and Mr. Fishman has served as the sole Chief Executive Officer since March 1996.

(7) Consists of (i) distribution from the AFL profit sharing plan in Fiscal 1996 and (ii) payments in Fiscal 1995 which were used by Mr. Smith to pay life insurance premiums.

(8) Pursuant to his severance arrangement, the number of shares issuable upon exercise of the options was reduced to 25,000. See "Employment Agreements."

(9) Includes $10,935 of commission income earned by Mr. Olesen on the sale of compact disc units by a third party manufacturer to HMG's customers as to which HMG received a commission, a portion of which was rebated to Mr. Olesen.

(10) Mr. Mangini joined the Company as Chief Operating Officer on January 16, 1996.

(11) Mr. Stone served as Vice President and Chief Financial Officer of the Company from April 1995 until his retirement in June 1996. Upon his retirement, the options granted to Mr. Stone terminated in accordance with the terms of the Incentive Plan.

STOCK OPTIONS

STOCK OPTIONS GRANTED IN FISCAL 1996

    No stock option(s) were granted in Fiscal 1996 to the Named Executive Officers.

STOCK OPTIONS HELD AT THE END OF FISCAL 1996

    The following table sets forth the total number of exercisable and unexercisable stock options held by each of the Name Executive Officers named who held any stock options as of July 31, 1996. No options to purchase Common Stock were exercised during Fiscal 1996 and no stock appreciation rights were outstanding during Fiscal 1996.

                                             NUMBER OF SECURITIES
                                                  UNDERLYING
                                            UNEXERCISED OPTIONS AT    VALUE OF UNEXERCISED IN-THE-MONEY
                                                JULY 31, 1996              OPTIONS AT JULY 31, 1996
                                          --------------------------  ----------------------------------
NAME                                      EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----------------------------------------  -----------  -------------  ---------------  -----------------
William H. Smith........................      --            --              --                --
George N. Fishman.......................      --            --              --                --
James A. Merkle.........................      12,500        12,500               0                 0
Donald L. Olesen........................       7,500        22,500               0                 0
Charles P. Kavanagh.....................       5,000        15,000               0                 0
John K. Mangini.........................           0             0               0                 0
Jerry E. Stone..........................           0             0               0                 0

DESCRIPTION OF THE INCENTIVE PLAN

    The Incentive Plan is designed to encourage selected employees of or consultants to the Company or an affiliated company to acquire a proprietary interest in the Company in order to create an increased incentive for them to contribute to the Company's success, and to enhance the Company's ability and that of its affiliates to attract and retain exceptionally qualified employees and consultants, thus enhancing the value of the Company for the benefit of its shareholders. The Incentive Plan permits the issuance of (a) options to purchase shares of Common Stock ("Options"), (b) shares of such stock ("Restricted Stock") or units denominated in such shares ("Restricted Stock Units") that are nontransferable and subject to forfeiture for a designated restricted period,
(c) awards of the right to receive the excess of the fair market value at the time of exercise of a share of Common Stock over a designated price determined at the time of grant ("Stock Appreciation Rights" or "SARs"), (d) awards denominated, or which may be settled in, shares of Common Stock, subject to satisfaction of designated performance criteria during a designated performance period ("Performance Awards"), (e) rights to receive the equivalent of dividends or other distributions on Common Stock ("Dividend Equivalents"), and (e) other types of awards denominated or payable in shares of Common Stock ("Other Stock-Based Awards"). In addition, in connection with the Reorganization, the holders of options to purchase shares of HMG common stock were issued in substitution thereof an equivalent number of Options (the "Substitute Options") under the Incentive Plan.

    Subject to adjustment as required or permitted by the Incentive Plan, the maximum number of shares of Common Stock available for awards under the Incentive Plan (including Options) is 2,400,000 shares, of which no more than half may be newly-issued shares.

    In general, any employee of or consultant to the Company or an affiliate of the Company, including any officer or officer-director of the Company, but not including any non-employee director (unless such person also serves as a consultant to the Company), may be selected by the Compensation Committee to receive any type of award under the Incentive Plan; provided, however, that Other Stock-Based Awards may not be granted to directors or executive officers.

    Options granted under the Incentive Plan may be either "Incentive Stock Options" as that term is defined in Section 422 of the Internal Revenue Code of 1986, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Incentive Stock Options may be granted only to employees of the Company. An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of such options granted to a holder of more than 10% of the outstanding Common Stock). Incentive Stock Options are first exercisable not earlier than one year from the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the Common Stock on the date such Incentive Stock Option is granted (or 110% of the fair market value of the Common Stock in the case of such options granted to a holder of more than 10% of the outstanding Common Stock). To the extent that the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be treated as Non-Qualified Stock Options. In addition, Options may include a so-called "reload" feature under which, at the time of exercise of the Option, if the holder continues to be eligible to be granted awards under the Incentive Plan and if the exercise price is paid at least in part in shares of Common Stock owned by the holder for at least six months, the holder automatically would receive another Option.

    The Incentive Plan also permits the grant of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Dividend Equivalents, and/or Other Stock-Based Awards to eligible individuals. Any such award may be granted in tandem with any other such award or with any Option, whether at the time of grant of the first award or subsequently. In addition, subject to the terms of a given award, the Compensation Committee may permit settlement of any award (other than an award of Restricted Stock or, without the holder's consent, a Substituted Option) in cash, in shares of Common Stock, by grant of another award, or in such other form of consideration as it deems appropriate. The Compensation Committee also may permit settlement in installments, or defer settlement of, any award (other than Restricted Stock or, without the holder's consent, a Substituted Option) as it deems appropriate, subject to the terms of the award, and, regardless of the terms of an award (other than a Substituted Option), is entitled at any time to cancel the award upon payment to the holder of its value (as determined by the Compensation Committee) in cash or another award.

    Subject to the limitations and requirements of the Incentive Plan and applicable law and the terms and conditions of any Option or other award, the Compensation Committee has the authority, among other things, to determine the expiration date, any vesting schedule, and the per share exercise price for any Option, the method and form of payment for any exercised Option (which may include payment in cash, by delivery of shares of Common Stock already held by the grantee valued at their fair market value or any combination thereof), the grant price for any SAR, the restricted period for any award of Restricted Stock or Restricted Stock Units, the performance criteria and performance period for any Performance

Award, and the effect of termination of employment and/or consulting relationships upon any outstanding award.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Messrs. Fishman and Olesen with terms expiring December 31, 1997, and with Mr. Kavanagh with a term expiring December 31, 1996. Payment and performance of all obligations under each employment agreement are unconditionally guaranteed by the Company.

    Pursuant to such employment agreements, (i) Mr. Fishman continues to serve as the Chairman of the Board and Chief Executive Officer of Hauppauge Records and serves as Co-Chairman of the Board of the Company at a base salary of $206,000 per annum, (ii) Mr. Olesen continues to serve as the President of Hauppauge Records and serves as President-National Sales and Marketing Division of the Company at a base salary of $298,700 per annum, and (iii) Mr. Kavanagh continues to serve as the Chief Financial Officer of Hauppauge Records and serves as Secretary of the Company at a base salary of $138,050 per annum. Each of such executive officer's base salary is subject to a cost of living increase on an annual basis based upon a percentage equal to the percentage rate of inflation during the previous calendar year as measured by the Consumer Price Index for urban wage earners published by the U.S. Department of Labor, Bureau of Labor Statistics for the New York-Northern New Jersey area.

    If any of Messrs.Fishman, Olesen, or Kavanagh is terminated without cause prior to the expiration of his employment term, such executive will be entitled to receive an amount equal to his respective base salary (as adjusted) until the scheduled expiration of such term. In addition, each employment agreement prohibits such executive from competing with the Company during the term of the agreement, provided that in the case of termination by the employer without cause, the employer continues to pay such executive his salary.

    In November 1995, the Company and Mr. Merkle, the former President and Chief Executive Officer of the Company, entered into a severance agreement pursuant to which Mr. Merkle's employment agreement was terminated and Mr. Merkle agreed to provide consulting services to the Company and its subsidiaries through the end of the original term of his employment agreement (December 31, 1997) at an annual fee equal to the base salary in the employment agreement and to refrain from competition with the Company during such period. In addition, consistent with the Incentive Plan, the expiration date of the option granted to Mr. Merkle during Fiscal 1995 was changed to December 31, 1997 and the number of shares covered by such option was reduced from 50,000 to 25,000.

COMPENSATION OF DIRECTORS

    The Company pays each of its directors who is not also an officer or employee of the Company or any subsidiary an annual retainer of $10,000 and an additional $1,000 for each meeting of the Board of Directors or a committee thereof attended plus reimbursement for reasonable expenses in connection with attending meetings. In addition, Mr. Mathis provides consulting services to HMG for which he is separately compensated.

COMPENSATION COMMITTEE REPORT

    THE MATERIAL IN THIS REPORT AND IN THE PERFORMANCE GRAPH IS NOT SOLICITING MATERIAL, IS NOT DEEMED FILED WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHETHER MADE BEFORE OR AFTER THE DATE OF THIS PROXY STATEMENT AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN SUCH FILING.

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. For Fiscal 1996, the members of the Compensation Committee were Mr. Jean,

Mr. Morgan and Mr. Leslie. The Compensation Committee's functions include (a) recommending to the Board of Directors of the Company policies and levels of compensation with respect to compensation and benefits of the executive officers of the Company and all significant employees of the Company and its subsidiaries and (b) administering the Incentive Plan.

    GENERAL. The primary objectives of the Company's executive compensation policy are to provide a competitive compensation package related to corporate performance which also encourages and recognizes individual contributions, to reward performance by motivating executives to achieve optimum short term operating results and to link the long term interests of the executives and the Company's shareholders by providing equity based incentives. The Compensation Committee believes that the Company's executive compensation program establishes an appropriate balance between short and long term performance objectives.

    From time to time, the Compensation Committee may engage independent executive compensation firms for the purpose of evaluating and making recommendations regarding the Company's executive compensation policy.

    ANNUAL COMPENSATION. The Company has employment agreements with Messrs. Fishman, Olesen and Kavanagh, executive officers of the Company, and had an employment agreement with Mr. Merkle, the former President and Chief Executive Officer of the Company. See "Employment Agreements" above. The annual compensation of such executive officers of the Company, including Mr. Merkle, the former President and Chief Executive Officer, was paid pursuant to these agreements. Since the Reorganization, Mr. Smith's compensation has been established to be consistent with Mr. Fishman's compensation.

    INCENTIVE PLAN. Under the Incentive Plan, options to purchase shares of the Common Stock may be granted to eligible participants. An optionee under such options will not realize any value from a stock option grant unless the value of Common Stock increases over the exercise price during the option period.

    Grants made under the Incentive Plan, which are made from time to time at the Compensation Committee's discretion, are intended to provided key executive employees with long term incentives designed to enhance the profitable growth of the Company, as well as the value of the Common Stock. The number of shares which an executive may acquire pursuant to a grant under the Incentive Plan is determined by the Compensation Committee on a discretionary basis, giving consideration to the relative position, compensation level and responsibilities of the executive, previous and expected contributions to the Company by the executive and grants made to executives holding similar positions in comparable companies. No options were granted to executive officers during Fiscal 1996.

    SECTION 162(M) OF INTERNAL REVENUE CODE. In 1993, a new Section 162(m) was added to the Internal Revenue Code. Subject to certain exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Section 162(m) prohibits the deduction of compensation in excess of $1 million paid in any year beginning with 1994 by a publicly-held corporation to any executive named in the Company's Summary Compensation Table for the year. For Fiscal 1996, the compensation paid to each of the Company's executive officers was well below $1 million, and the Compensation Committee expects the same will be true for the current fiscal year. Consequently, for the present the Compensation Committee has decided to defer consideration of any compensation policies relating to Section 162(m).

                                          COMPENSATION COMMITTEE
                                          Werner H. Jean
                                          Chairman
                                          Seymour Leslie
                                          John A. Morgan

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock, based on the market price, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and certain companies identified below (the "Peer Group") since the date of the Reorganization (January 11, 1995). Prior to such date, there was no established trading market for the Common Stock. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Comparison of 18-Month Cumulative Total Return*
of the Company, S&P 500 and Peer Group**
                                                                      RUSSELL 2000
                                                      THE COMPANY     (Peer Group)    S&P 500
Jan-95                                                     100.00           100.00     100.00
Apr-95                                                      71.43           107.21     111.50
Jul-95                                                      98.21           120.72     121.75
Oct-95                                                      75.00           119.33     125.96
Jan-96                                                      55.36           127.03     137.77
Apr-96                                                      54.47           140.28     141.71
Jul-96                                                      41.07           127.28     138.63

------------------------

* Total return assumes $100 invested on the effective date of the Reorganization, in Common Stock, the S&P 500 and the Peer Group. Dividends were assumed reinvested in the S&P 500 and the Peer Group. The Company did not pay dividends during the period.

** The Peer Group is the Russell 2000, an index of common stocks belonging to corporations domiciled in the United States of America with market capitalizations of approximately $162 million to $1 billion and an average capitalization as of May 31, 1996 of $420.8 million. Management believes that it cannot reasonably identify an industry or line-of-business index or a peer group which represents the performance of companies engaged in a similar business to that of the Company.

                              CERTAIN TRANSACTIONS

LOANS FROM CERTAIN SHAREHOLDERS

    On April 1, 1994, AFL distributed to its shareholders approximately $18,000,000 consisting of its accumulated previously-taxed earnings through December 31, 1993. Mr. Smith, Mrs. Smith and certain members of their family and Mr. Merkle, a former executive officer of the Company, loaned to AFL an aggregate of approximately $14,000,000 received by them, pursuant to unsecured promissory notes (the "AFL Shareholder Notes"). The proceeds of these loans were used to repay a portion of certain bank indebtedness incurred to fund the distribution. The AFL Shareholder Notes had an original maturity date of January 1, 2000, bore interest at an annual rate of ten percent (10%), and were subordinated to the payment of certain bank indebtedness of AFL. On January 24, 1995, the AFL Shareholder Notes were repaid by AFL with proceeds of new financing provided by a lender, except for $4,000,000 of such AFL Shareholder Notes issued to Mr. Smith (the "Smith Note"). On November 8, 1995, Mr. Smith made an additional $2,000,000 subordinated loan to AFL (the "Additional Smith Note") for working capital purposes. In connection with the merger of AFL with and into Hauppauge Records as of November 1, 1996 (the "Hauppauge Merger") and the restructuring of the AFL and Hauppauge Records' credit facilities into one credit facility, each of the Smith Note and the Additional Smith Note (the "Smith Notes") was amended and restated. The Smith Notes are each due January 1, 2001, are subordinated to the payment of the indebtedness to the senior lender, and bear interest at 10% per annum. The payment of interest on the Smith Notes is conditional upon Hauppauge Records achieving certain financial benchmarks. To the extent that interest is not paid when due, it is due and payable on the maturity date of the Smith Notes.

    In connection with the Hauppauge Merger and the restructuring of the credit facilities of AFL and Hauppauge Records, HMG prepaid certain indebtedness owed to Venture Partners, the Company's principal shareholder, in the aggregate principal amount of $3,500,000. In order to help finance such prepayment, Mr. Smith, Mr. Fishman and Mr. Olesen loaned HMG $1,600,000, $200,000 and $200,000, respectively, (the "HMG Loans"). The HMG Loans are evidenced by identical promissory notes, except for the name of the payee and the principal amount (the "HMG Notes"). The HMG Notes are subordinated to the payment of Hauppauge Records' indebtedness to its senior lender, bear interest at the rate of 10% per annum (payable quarterly), and are due December 31, 1998. The payment of interest and principal on the HMG Notes is conditional upon Hauppauge Records achieving certain financial benchmarks. To the extent that interest is not paid when due, it is due and payable upon maturity of the HMG Notes. In all events, principal and accrued but unpaid interest on the HMG Notes is due and payable January 1, 2001.

    HMG is indebted to certain shareholders of the Company, including Mr. Fishman, Mr. Leslie, Mr. Olesen, Mr. Kavanagh and Venture Partners in the aggregate principal amount currently outstanding of $844,664 (the "Series B Debt"). The Series B Debt is evidenced by a series of identical promissory notes, except for the name of the payee and the principal amount (the "Series B Notes"). The Series B Notes are subordinated to the payment of Hauppauge Records' indebtedness to its senior lender, bear interest at the rate of 11% per annum, and are due January 1, 1999.

GUARANTEE OF CERTAIN OBLIGATIONS OF GREENFIELD LAND

    The Company has unconditionally guaranteed certain obligations of Greenfield Land Company ("Greenfield Land"), a Michigan co-partnership of which William H. Smith (Co-chairman of the Board and a principal stockholder of the Company), members of his family and Werner H. Jean (a Director of the Company) are partners, under certain bank financing that was originally incurred by Greenfield Land in connection with its acquisition and development of the facilities in Illinois, Michigan and Tennessee that are leased to the Company. As of November 1, 1996, the aggregate amount of debt of Greenfield Land which the Company has guaranteed under the bank financing for Greenfield Land was $1,421,709 and the largest amount which the Company had guaranteed since the beginning of Fiscal 1996 was $1,789,000. Greenfield Land has unconditionally guaranteed certain obligations of the Company as part of such bank financing.

LEASES

    The Company leases approximately 144,000 square feet of manufacturing, warehouse and office space from Keelson Associates, a general partnership of which George N. Fishman, Co-Chairman of the Company, is a partner, for a term expiring November 1, 2015. Effective November 1, 1995, the annual rent at 15 Gilpin Avenue increased from $248,000 to $813,000 following completion of a 55,000 square foot expansion. Effective January 1, 1996, the rent at 15 Gilpin Avenue increased by approximately $133,000 to $946,000 annually based on a fair rental value adjustment and effective May 1, 1996, the rent at 15 Gilpin Avenue increased by approximately $86,000 to $1,027,000 annually. The lease with respect to 15 Gilpin Avenue provides for an annual rent increase based on a cost of living adjustment on each November 1 during the term of the lease beginning November 1, 1996. Future cumulative rentals under this agreement are approximately $19,937,000 without taking into account any cost-of-living adjustments. The Company believes that the terms of the lease with Keelson Associates are at least as favorable to the Company as those it would receive from an unaffiliated third party.

    The Company leases various facilities from Greenfield Land. The office and warehouse space for all locations leased from Greenfield Land aggregates approximately 284,000 square feet. All leases between the Company and Greenfield Land provide for annual cost of living adjustments. The 1996 annual rental payments from the Company to Greenfield Land were approximately $1,260,000. Future cumulative rentals due under existing leases with Greenfield Land for 1997 and thereafter are approximately $11,800,000. The Company believes that the terms of the leases with Greenfield Land are at least as favorable to the Company as those it would receive from an unaffiliated third party.

    The Company subleases 16,600 square feet from William H. Smith, as Trustee for William H. Smith Living Trust Agreement dated November 13, 1978, under two Sublease Agreements, for property located at 630 Third Street, San Francisco, California at an aggregate annual rental rate of approximately $314,000 for 1995 and $345,000 for 1996. Pursuant to these subleases, the Company is required to make certain building improvements and to pay all the utilities, building insurance and real estate taxes. Future cumulative rentals under these agreements are approximately $895,000. The leased space is used for manufacturing, warehouse and office space. The subleases expire in June 1999. The Company believes that the terms of the subleases with Mr. Smith's trust are at least as favorable to the Company as those it would receive from an unaffiliated third party.

INDEMNIFICATION FOR ENVIRONMENTAL LIABILITIES

    Pursuant to a Global Indemnification Agreement dated June 17, 1994, among Greenfield Land, Mr. Smith, Mr. Smith's revocable living trust (collectively, the "beneficiaries"), Hauppauge Records (as the successor to AFL), has agreed to indemnify the beneficiaries against all liabilities, losses, costs and expenses (including, without limitation, fines, penalties, judgments, and legal fees) arising out of, or in anyway related to, (i) the presence, manufacturing or processing of "hazardous substances" in, on or about the properties leased or subleased to Hauppauge Records by the beneficiaries (where caused by Hauppauge Records or a predecessor occupier of the premises), or (ii) the violation of any "environmental law" by Hauppauge Records. For purposes of the foregoing:
"hazardous substances" are materials or substances regulated under any environmental law (including, without limitation, chemical wastes, radioactive materials, and petroleum products and byproducts); and "environmental laws" are any laws, rules and regulations relating to the protection of human health, safety, or the environment (including, without limitation, the Toxic Substances Control Act, the Comprehensive Environment Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act of 1976). The beneficiaries paid $25,000 to AFL for this indemnification.

OTHER TRANSACTIONS

    The Company agreed to pay the reasonable legal fees of Greenfield Land in connection with the Hauppauge Merger, which amounted to $33,765.

    H. Sean Mathis, a director of the Company, provides strategic advisory services to HMG pursuant to a five-year consulting agreement expiring in January 2000. Pursuant to such agreement, Mr. Mathis received a fee of $96,000 payable in 24 monthly installments ending in December 1996.

                      SELECTION OF INDEPENDENT ACCOUNTANT
                           (ITEM 2 ON THE PROXY CARD)

    The Board of Directors has selected, subject to ratification by shareholders at the 1997 Annual Meeting, Grant Thornton, LLP ("Grant Thornton"), an independent accounting firm, to audit its financial statements for the fiscal year ending July 31, 1997. Grant Thornton has served as independent accountant for the Company since May 28, 1996 and served as independent accountant for HMG for several years prior to the Company's acquisition of HMG in January 1995. Representatives of Grant Thornton will have an opportunity to make a statement at the 1997 Annual Meeting and will be available at the meeting to answer any appropriate questions asked by shareholders.

    The ratification of the selection of Grant Thornton as independent accountants for the current fiscal year requires the affirmative vote by the holders of a majority of the shares of Common Stock represented and entitled to vote at the 1997 Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF GRANT THORNTON, LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

              SHAREHOLDERS' PROPOSALS FOR THE NEXT ANNUAL MEETING

    A shareholder who desires to include a proposal in the proxy material relating to the Annual Meeting of shareholders of the Company to be held in 1998 must submit the same in writing, so as to be received at the principal executive office of the Company (to the attention of the Secretary) on or before August 27, 1997 for such proposal to be considered for inclusion in the proxy statement for such Annual Meeting. Such proposal must also meet the other requirements of the Securities and Exchange Commission relating to shareholder proposals required to be included in the Company's proxy statement.

    The Board of Directors will consider nominees recommended by shareholders for election as a director at the Annual Meeting to be held in 1998, provided that any such recommendation is submitted in writing by August 17, 1997, to the Board of Directors, c/o the Secretary of the Company, 140 Fell Court, Hauppauge, New York 11788, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and the consent of the proposed nominee to serve.

                                 OTHER MATTERS

    The Board of Directors does not know of any other business to be presented for consideration at the 1997 Annual Meeting. If other matters properly come before the 1997 Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

    The Company will bear the cost of the 1997 Annual Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, directors, officers and regular employees of the Company (none of whom will be additionally compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and the Company will reimburse them for their reasonable expenses in connection therewith.

    The Company will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained therein. Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Written requests for copies of any such materials should be directed to Charles P. Kavanagh, Secretary, Allied Digital Technologies Corp., 140 Fell Court, Hauppauge, New York 11788.

                                          By Order of the Board of Directors,
                                          CHARLES P. KAVANAGH
                                          SECRETARY

Dated: January 17, 1997




PROXY                                                                                                                          PROXY

                                                      ALLIED DIGITAL TECHNOLOGIES CORP.
                                         PROXY - ANNUAL MEETING OF SHAREHOLDERS - FEBRUARY 13, 1997
                                               (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

         The undersigned shareholder of Allied Digital Technologies Corp. (the "Company") hereby constitutes and appoints William
H. Smith, George Fishman and Charles P. Kavanagh, each of them, the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of the Company's Comon Stock which the undersigned is entitled to vote at the Annual Meeting of shareholders to be held at the New York Friars Club, 57 East 55th Street,
New York, New York on February 13, 1997 at 2:00 p.m. (the "1997 Annual Meeting"), and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the 1997 Annual Meeting.

    Said attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

    Receipt is acknowledged of the Notice of Annual Meeting of Shareholders, the Proxy Statement accompanying said Notice and the
Annual Report to Shareholders for the fiscal year ended July 31, 1996 (previously mailed).

                                                (Continued and to be signed on reverse side.)


/X/ Please mark your votes as in this example.


              FOR all nominees listed below
                   (except as marked             WITHHOLD AUTHORITY
                  to the contrary below)      to vote for all nominees
(1) Election of            / /                          / /                     EUGENE A. GARGARO, JR., SEYMOUR LESLIE, AND
    Directors                                                                   JOHN A. MORGAN (FOR A TERM EXPIRING AT THE
                                                                                ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 2000)


(INSTRUCTION: TO WITHHOLD AUTHORITY
TO VOTE FOR ANY INDIVIDUAL NOMINEE,
WRITE THAT NOMINEE'S NAME IN THE SPACE
PROVIDED BELOW.)

--------------------------------------



                                                 (2)  Proposal to ratify the selection of     / /  FOR  / /  AGAINST   / /  ABSTAIN
                                                      Grant Thornton, LLP as the Company's
                                                      independent accountants for the
                                                      fiscal year ending July 31, 1997.
                                                 (3)  In their discretion, upon such other
                                                      matters as properly may come before
                                                      the 1997 Annual Meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF THE ABOVE PROPOSALS.


                                                      NOTE:     Signature(s) of shareholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a
                                                                corporation should be signed on behalf of the corporation by its president or other authorized officer.


IN WITNESS WHEREOF, the undersigned has signed this proxy.

Signature(s)                                                                   Dated:
            ------------------------------------------------------------------       ------------------------
NOTE:  This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed envelope.
